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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Selected Consolidated Financial Data", "Summary Consolidated Financial Data" and "Experts" and the use of our report dated June 26, 1996 relating to the 1995 consolidated financial statements of Metromedia Fiber Network, Inc. (formerly National Fiber Network, Inc.) included in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus for the registration of its 10% Series B Senior Notes due 2008. Our report contains an explanatory paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.


                                          /s/ M. R. Weiser & Co. LLP
                                          M.R. Weiser & Co. LLP


New York, New York
February 10, 1999